SUB-TRANSFER AGENT SERVICES AGREEMENT

AGREEMENT made as of March 1, 1992 by and between (i) each of the investment companies listed herein (collectively the "FUNDS"); (ii) Templeton Funds Trust Company ("TFTC"); and (iii) THE SHAREHOLDER SERVICES GROUP, INC. ("TSSG").

                                   WITNESSETH

         WHEREAS, the FUNDS are investment companies registered under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the FUNDS have engaged TFTC to act as their transfer agent, dividend disbursing agent and shareholder servicing agent; and

         WHEREAS, the FUNDS and TFTC have entered into a separate agreements pursuant to which TFTC agreed to arrange for the performance of certain administrative services for shareholders of the FUNDS who maintain shares of such Funds; and

         WHEREAS, TSSG, a transfer agent registered under the Securities Exchange Act of 1934, has presented to the FUNDS the various shareholder administrative services that may be performed by TSSG; and

         WHEREAS, the FUNDS desire to retain TSSG in a sub-transfer agent capacity to perform such services and TSSG is willing and able to furnish such services on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees, as follows:

         1. TSSG agrees to perform the shareholder administrative services and functions specified in Exhibit A hereto (the "Services") for the benefit of the shareholders of the FUNDS who maintain shares of any such FUND in brokerage accounts with Shearson Lehman Brothers (the "Broker"), where the shareholders' shares are included in the master account referred to in Exhibit A (collectively, the "Broker Customers").

         2. TSSG agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services, and will otherwise comply with the law, rules and regulations applicable to the services. Upon the written authorization of the Broker and the FUND, TSSG shall provide copies of all the historical records relating to transactions involving the FUNDS and Broker Customers, data formats for written communication regarding that FUND to or from such customers and other materials, in each case as may reasonably be requested to enable the FUND or its representatives, including without limitation its auditors, investment advisor, transfer agent


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or successor transfer agent or distributor,  to monitor and review the Services, or to copmly with any request of the board of directors, trustees or general partners (collectively, the "Directors") of the FUNDS or of a governmental body, self-regulatory organization or a shareholder. TSSG agrees that it will permit the FUNDS to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services. It is understood that notwithstanding anything herein to the contrary, TSSG shall not be required to provide the names, addresses and account numbers of Broker Customers to the TFTC, the FUNDS or their representatives, unless applicable laws or regulations otherwise require.

         3. TSSG may contract with or establish relationships with third parties, including, without limitation, the Broker, for the provision of services or activities of TSSG required by the Agreement.

         4. TSSG hereby agrees to notify promptly TFTC and the FUNDS if for any reason TSSG is unable to perform fully and promptly any of its obligations under this Agreement.

         5. The provisions of this Agreement shall in no way limit the authority of any of the FUNDS to take such actions as it may deem appropriate or advisable in connection with all matters relating to the operations of such FUND and/or sale of its shares.

         6. In consideration of the performance of the services by TSSG, hereunder, the FUNDS severally agree to compensate TSSG at the rate specified in Schedule A, which rate may change pursuant to a written amendment to this Agreement executed by and among the parties hereto. Payment shall be made monthly based upon the number of shareholders of a FUND who hold shares of such FUND in a broker's account for any part of the subject month. This number shall be certified each year by independent public accountants of TSSG. The FUNDS also agree to reimburse TSSG or its designated agent for postage and handling expenses associated with teh distribution of proxies, prospectuses, reports and other communications to shareholders prepared by the FUNDS or necessitated by the actions of the FUNDS.

         7. TSSG shall indemnify and hold harmless TFTC and the FUNDS from and against any and all losses or liabilities that any one or more of them may incur, including without limitation reasonable attorneys' fees, expenses and cost, arising out of or related to the perofrmance or non-performance of TSSG of its responsibilities under this Agreement, excluding, however, any such claims, suits, loss, damage or cost caused by, materially contributed to or arising from any noncompliance by TFTC or a FUND with its obligations under this Agreement, as to which TFTC and each of the FUNDS shall indemnify, hold harmless and defend TSSG on the same basis as set forth above.

         8.  This Agreement may be terminated at any time by each of


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TSSG, TFTC or by any FUNDS as to itself upon 30 days written notice to TSSG. The provisions of paragraphs 2 and 7 shall continue in full force and effect after termination of this Agreement. Notwithstanding the foregoing, this Agreement shall not require TSSG to preserve any records relating to this Agreement beyond the time periods otherwise required by the laws to which TSSG is subject.

         9. Any other investment company affiliated with the FUNDS may become a party to this Agreement by giving written notice to TSSG that it has elected to become a party hereto and by having this Agreement executed on its behalf.

         10. TSSG understands and agrees that the obligations of each FUND under this Agreement are not binding upon any shareholder of the FUND personally, but bind only each FUND and each FUND'S property; TSSG represents that it has notice of the provisions of the Declaration of Trust, if applicable, of each FUND disclaiming shareholder liability for acts or obligations of the FUNDS.

         11. The parties agree that they are independent contractors and not partners or co-venturers.

         12. No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by both parties. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement of default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take such action.

         13. All notices, demands and other communications hereunder shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by telecopier confirmed in writing within three business days as follows:

                  (a) if to the FUNDS:
                        Templeton Funds Management, Inc.
                           700 Central Avenue
                           St. Petersburg, FL 33701
                           Attention: President

                  (b) if to TFTC:
                           Templeton Funds Trust Company
                           700 Central Avenue
                           St. Petersburg, FL 33701
                           Attention: President

                  (c) if to TSSG:
                      The Shareholder Services Group, Inc.
                           One Exchange Place


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                           Boston, Massachusetts 02109
                           Attention: President

                           With a copy to:
                      The Shareholder Services Group, Inc.
                           One Exchange Place
                           Boston, Massachusetts 02109
                           Attention: General Counsel

Any party may change its address for receiving notices by written notice given to the others named above. All notices shall be effective upon the earlier of actual delivery or when deposited in the mail addressed as set forth above.

         14. This agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to its conflicts of laws doctrine, and the parties hereby consent to the jurisdiction of New York courts over all matter relating to this Agreement and irrevocably waive any objection, including without limitation, any objection of the laying of venue or based on the grounds of forum non conveniens, which they may now have or may hereafter have to bringing of any action or proceeding in such jurisdiction.

         IN WITNESS HEREOF, the parties hereto have executed and delivered this agreement as of the date first above written.

                                     THE SHAREHOLDER SERVICES GROUP, INC.

                                      By:________________________________


                                      Title:_____________________________


Templeton Funds Trust Company              Templeton Income
                                           Templeton Growth Fund, Inc.
                                           Templeton Smaller Companies Growth
                                                    Fund, Inc.
                                           Templeton Foreign Fund
                                           Templeton World Fund
                                           Templeton Real Estate Securities Fund
                                           Templeton Global Opportunities Trust
                                           Templeton Insured Tax Free Fund
                                           Templeton Value Fund, Inc.
                                           Templeton American Trust, Inc.
                                           Templeton Developing Markets Trust


By:/s/ HAROLD F. MCELRAFT         By:________________________

Print Name:  Harold F. McElraft   Print Name:________________

Title:____________________        Title:_____________________


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                                   EXHIBIT A

         Pursuant to the Agreement by and among the parties hereto, TSSG shall, upon the effective date of this Agreement, perform or cause to be performed, the following services, as well as telephonic and personal shareholder services related to the following services:

         1. Transmit to TFTC purchase and redemption order placements and registration instructions. Collect and remit to TFTC payments for all purchase orders placed on behalf of Broker Customers.

         2. Maintain separate records for each shareholder of any of the FUNDS who hold shares of a FUND in a brokerage account with Broker Customers, which records shall reflect shares purchased and redeemed, as well as account and share balances. Process transactions versus master accounts maintained by TFTC on behalf of Broker Customers and such account shall be in the name of the Broker or its nominee as the record owner of the shares owned by such customers.

         3. Disburse or credit to the Broker Customers all proceeds of redemptions of shares of the FUNDS and all dividends and other distributions not reinvested in shares of the FUNDS.

         4.  Prepare and transmit to Broker Customers:

         (a) Periodic account statements which show the total number of FUND shares owned by the Broker Customer in that account as of the closing date, as well as purchases, redemption dividends (cash and reinvested) and other distributions in the account during the period covered by the statement;

         (b) Proxy materials and reports and other information received by TSSG or its agent from any of the FUNDS and required to be sent to shareholders under the federal securities laws, and, upon request of TFTC transmit to Broker Customers material fund communications deemed by the FUND, through its Directors or other similar governing body, to be necessary and proper for receipt by all FUND beneficial shareholders.

         (c) Provide to TFTC, or the FUNDS, or any of the agents designated by any of them, such information as shall reasonably conclude is necessary to enable any of the FUNDS and its distributor to comply with State Blue Sky requirements.

         (d) All tax information reports or statements required to be furnished to shareholders of the FUNDS with respect to their FUND shares by the Internal Revenue Code and the Regulations promulgated thereunder.

         The following fees shall be billed by TSSG monthly in arrears


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on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such month.

         Upon execution of this Agreement, the FUND shall pay TSSG an annualized fee of $6.00 for each Broker Customer account in the FUND that is open during any monthly period effective March 1, 1992.